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                     February 17, 2023

       Sean M. Gillen
       Chief Financial Officer
       AAR CORP.
       One AAR Place
       1100 N. Wood Dale Road
       Wood Dale, Illinois 60191

                                                        Re: AAR CORP
                                                            Form 10-K for
Fiscal Year Ended May 31, 2022
                                                            Filed July 21, 2022
                                                            File No. 001-06263

       Dear Sean M. Gillen:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing